UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2020

Dear Fellow Stockholders:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 14, 2020, at 8:00 a.m. Eastern time. In light of the ongoing developments related to the COVID-19 coronavirus pandemic, in the interest of protecting the health and safety of our stockholders and employees, the Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. The Annual Meeting will be held in a virtual format only. Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote your shares as soon as possible. You may vote using the enclosed proxy card or voting instruction form by completing, signing and dating it, and then returning it by mail. Also, you may submit your vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card or voting instruction form. Additional information about voting your shares is included in the proxy statement.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Denis A. Turcotte	David J. Rintoul
Director and Chairman of the Board	President and Chief Executive Officer

Notice of

2020 Annual Meeting of Stockholders

Date:	May 14, 2020	At the Annual Meeting you will be asked to:
Time:	8:00 a.m. Eastern time	Proposal 1	Elect three directors for a three-year term or until their successors are elected and qualified;
Virtual Meeting:	Website www.meetingcenter.io/251437731 Password EAF2020	Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020;
Record Date:	March 20, 2020	Proposal 3	Approve, on an advisory basis, our named executive officer compensation; and
Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech” or the “Company”) for use at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2020, at 8:00 a.m. Eastern time, or at any adjournment or postponement thereof, for the purposes set forth herein. In light of the ongoing developments related to the COVID-19 coronavirus pandemic, in the interest of protecting the health and safety of our stockholders and employees, the Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on March 20, 2020 (the record date). To ensure that your shares are represented at the meeting, please vote as soon as possible by one of the following methods:

•	By Internet.	•	By Mail.

•	By Telephone.	•	Online, during the virtual Annual Meeting.

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 43 of the accompanying Proxy Statement.

By order of the Board of Directors,

Gina K. Gunning
Chief Legal Officer & Corporate Secretary

Whether or not you expect to attend the virtual Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction form. More information about registering for and attending the virtual Annual Meeting is included in the Questions and Answers section of the accompanying proxy statement. Except as otherwise noted, the information herein is as of March 26, 2020, the date we commenced printing in order to commence mailing on or about April 3, 2020. Proxy materials are being mailed or made available on or about April 3, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 14, 2020: The Proxy Statement and the 2019 Annual Report to Stockholders are available at: www.edocumentview.com/EAF.

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Proposals To Be Voted On

Proposal		Board’s Voting Recommendation	Page Reference
Proposal 1	Elect Three Directors for a Three-Year Term or Until Their Successors Are Elected and Qualified	FOR each nominee	19
Proposal 2	Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2020	FOR	24
Proposal 3	Approve, on an Advisory Basis, our Named Executive Officer Compensation	FOR	27

Board and Corporate Governance Highlights

Our Board is committed to highly effective corporate governance that is responsive to stockholders and aims to ensure that the Company delivers on its strategic objectives.

On August 15, 2015, we became an indirect wholly owned subsidiary of Brookfield Asset Management Inc. (together with its affiliates, “Brookfield”) through a tender offer to our former stockholders and subsequent merger transaction. On April 23, 2018, the Company completed its initial public offering (“IPO”). Our common stock has been listed on the New York Stock Exchange (“NYSE”) under the symbol “EAF” since April 18, 2018. Prior to that date, there was no public trading market for our common stock.

As of March 20, 2020, Brookfield owned approximately 74.6% of our outstanding common stock. We believe that regular, transparent stockholder engagement is essential to GrafTech’s long-term success. In 2019, we made presentations at financial and industry conferences, met with financial analysts and investment firms, and responded to inquiries from our stockholders. We intend to engage with stockholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters.

Key Corporate Governance Best Practices

•   Four independent directors

•   Independent directors regularly meet without management present

•   Independent Audit Committee Chairman presides over regular meetings of independent directors

•   One vote per share of common stock

•   Code of Conduct and Ethics

•   Corporate Governance Guidelines

•   Stock ownership requirements for directors

•   Annual advisory vote on named executive officer compensation, consistent with the stockholder advisory vote on frequency for this vote

•   Insider trading policy, including a prohibition on hedging

•   Review and approval policy for related party transactions

•   Orientation program for new directors

•   Directors are encouraged to attend continuing education programs

Board of Directors Snapshot

Number of Directors: 8	Number of Board Meetings in 2019: 10
Average Age: 57	Average Director Meeting Attendance in 2019: 95%
Number of Independent Directors: 4

Our Current Directors

Under our Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”), the number of directors is fixed by our Board but will not be fewer than three directors. Our Board currently consists of eight members and is divided into three classes of directors, with each class containing two or three directors, and with the directors serving three-year terms. Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 20.

Name	Age	Position	Term Expires	Committee(s)
Denis A. Turcotte	58	Chairman of the Board and Director	2022	Governance and Compensation Committee (the “G&C Committee”) (Chair)
Brian L. Acton	68	Director	2020	Audit Committee, G&C Committee
Catherine L. Clegg	60	Director	2021
Michel J. Dumas	61	Director	2022	Audit Committee (Chair)
Jeffrey C. Dutton	57	Director	2021
David Gregory	33	Director	2020
David J. Rintoul	62	Director, President and Chief Executive Officer (“CEO”)	2020
Anthony R. Taccone	59	Director	2021	Audit Committee, G&C Committee

Our Director Nominees

You are being asked to vote on the re-election of three Directors. Detailed information about each Director’s background, skill set and areas of expertise can be found beginning on page 20.

Name	Age	Position	Committee(s)
Brian L. Acton	68	Director	Audit Committee, G&C Committee
David Gregory	33	Director
David J. Rintoul	62	Director, President and CEO

Executive Compensation Philosophy

Under our pay for performance philosophy, a substantial component of executive compensation is variable and tied to Company financial and operational performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

We Reward Based On	Key Features
• Company annual performance relative to pre-established financial goals; and • Long-term stockholder value creation.

•   No excise tax gross-ups in the event of a change of control;

•   Reasonable retirement and welfare benefits;

•   Clawback provisions;

•   Prohibition on hedging; and

•   No repricing or repurchasing of stock options without stockholder approval.

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that GrafTech is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its committees meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

Because Brookfield owns a majority of our outstanding common stock, we are a “controlled company” as that term is set forth in the NYSE corporate governance standards. For more information, see “—Director Independence.” To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other similarly situated public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the Securities and Exchange Commission (“SEC”) and the NYSE.

Stockholders proposing director nominations must comply with the advance notice and specific information requirements in our Amended and Restated By-Laws (“By-Laws”), which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and director nominee. In addition, each director nominee proposed by a stockholder must deliver a statement whether he or she agrees to, promptly following the stockholder meeting at which such nominee is elected or re-elected, tender an irrevocable advance resignation in accordance with our By-Laws and Corporate Governance Guidelines.

You can access our Audit Committee Charter, Code of Conduct and Ethics, and Corporate Governance Guidelines in the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website. You may also request that the above documents be mailed to you by writing to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations.

Board of Directors

Our business and affairs are managed under the direction of our Board. Under our Amended Certificate of Incorporation, the number of directors is fixed by our Board, but will not be fewer than three directors. The Board currently consists of eight directors.

Our Amended Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Denis A. Turcotte and Michel J. Dumas, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors are Brian L. Acton, David Gregory and David J. Rintoul, and their terms will expire at the Annual Meeting; and

•	the Class III directors are Catherine L. Clegg, Jeffrey C. Dutton and Anthony R. Taccone, and their terms will expire at the annual meeting of stockholders to be held in 2021.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. While Brookfield owns more than 50% of our outstanding common stock, the classification of the Board and the other provisions of the Amended Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the voting power of our outstanding common stock. After Brookfield ceases to own more than 50% of our outstanding common stock, these provisions may be amended only by the affirmative vote of the holders of 66 2/3% or more of the voting power of our outstanding common stock.

If the total number of shares voted in favor of a director nominee in an uncontested election are less than the total number of shares voted against such director nominee, the director nominee will tender his or her resignation immediately after the stockholder meeting and our Board will determine whether to accept the resignation within 90 days of the stockholder meeting.

We and Brookfield entered into a stockholder rights agreement (as amended, the “Stockholder Rights Agreement”) in connection with our IPO. Under the Stockholder Rights Agreement, for so long as Brookfield owns or controls at least 25% of our outstanding common stock, Brookfield will have the right to nominate the higher of 37.5% of the members of the Board and three members of the Board (who we refer to as the Brookfield directors), and one Brookfield director will be in each class. Brookfield will also have the right to select the Chairman of the Board. In the event Brookfield owns or controls less than 25% of our outstanding common stock, the Brookfield directors will promptly tender their resignations. The Board (excluding the Brookfield directors) will have the option, but not the obligation, to accept the Brookfield directors’ resignations. If the Board (excluding the Brookfield directors) votes to accept these resignations, the Brookfield directors will cease to be members of the Board. If the Board (excluding the Brookfield directors) votes not to accept these resignations, the Brookfield directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office. The current Board members that were designated by Brookfield are Denis A. Turcotte, David Gregory and Jeffrey C. Dutton. For more information regarding the Stockholder Rights Agreement, see “Certain Relationships and Related Party Transactions.”

Our By-Laws provide that while Brookfield owns more than 50% of our outstanding common stock, at any meeting of our Board, the presence of (i) a majority of the total number of directors and (ii) one Brookfield director will be required to constitute a quorum. After Brookfield ceases to own more than 50% of our outstanding common stock, the presence of a majority of the total number of directors will be required to constitute a quorum.

Our Amended Certificate of Incorporation provides that the Chairman may or may not be an officer of the Company. While this matter relates to corporate governance, it also relates to succession planning, and it is in the best interests of the Company for the Board to make a determination with respect to this matter on a case-by-case basis as part of the succession planning process. Currently, our Chairman is Denis A. Turcotte and our CEO is David J. Rintoul. The G&C Committee will periodically consider the size and structure of the Board and report to the Board the results of its review and any recommendations for change. Notwithstanding any such recommendation of the G&C Committee, Brookfield has the right to select the Chairman of the Board under the terms of the Stockholder Rights Agreement as discussed above.

Director Independence

We are a “controlled company,” as that term is set forth in the NYSE corporate governance standards. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including: (i) the requirement that a majority of our Board consist of independent directors, (ii) the requirement that our governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iii) the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. However, as a “controlled company,” we must comply with the rules applicable to audit committees set forth in the NYSE listing standards. All three members of our Audit Committee are independent, and the chairman of our Audit Committee presides over regularly scheduled executive sessions of the independent directors.

Our Board has undertaken a review of the independence of the eight directors on our Board. Based on this review, the Board has determined that four members of the Board, Michel J. Dumas, Brian L. Acton, Catherine L. Clegg and Anthony R. Taccone, currently qualify as “independent” under the NYSE corporate governance standards.

In making these determinations, our Board considered any current and prior relationships or transactions that each director has with the Company and other information provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “—2019 Director Compensation” and “Certain Relationships and Related Party Transactions.” Our Board considered the purchase by the Company in 2019 and 2020 of access to steel industry research data from a company of which Anthony R. Taccone is a partner, as well as consulting services provided to Brookfield in a matter unrelated to the Company. The amounts involved in each case, as well as in the aggregate, were well below $120,000. The Board concluded that these transactions would not interfere with Mr. Taccone’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair his independence.

Committees of the Board of Directors

The Board has established two standing committees to assist it in carrying out its responsibilities: the Audit Committee and the G&C Committee. In the event the Company ceases to be a “controlled company” pursuant to the NYSE listing standards, the Board will establish a separate nominating and governance committee and compensation committee. Each of the committees operate under its own written charter adopted by the Board. The membership and the function of each of the committees are described below.

Audit Committee

The Audit Committee:

•

appoints the independent auditor annually; monitors the quality of the work of the independent auditor, monitors their independence and replaces them as necessary in the sole judgment of the committee; pre-approves the audit plan (including services relating to internal controls over financial reporting), any proposed audit-related, tax and other services and pre-approves all related compensation; reviews with the auditor the results of the annual audit; reviews with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

•

approves the annual corporate audit services plan and budget; reviews with the senior corporate audit services executive the results of the audit work at least annually and more frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee; at least annually reviews the performance of the corporate audit services team;

•	reviews and discusses with management and the independent auditor the annual audited financial statements and the adequacy of the internal control over financial reporting;

•	discusses with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any significant issues (“material weaknesses” or “significant deficiencies,” as such terms are defined in the Sarbanes-Oxley Act) as to the adequacy of our accounting controls and any remediation used in connection with any such issues;

•	oversees company policies and practices with respect to financial risk assessment and risk management; and

•	regularly reports its work to the Board.

The members of the Audit Committee are Michel J. Dumas (Chair), Brian L. Acton and Anthony R. Taccone. Our Board has determined that (i) Michel J. Dumas, Brian L. Acton and Anthony R. Taccone are independent directors, (ii) each director appointed to the Audit Committee is financially literate and (iii) Michel J. Dumas is our Audit Committee financial expert. During fiscal year 2019, our Audit Committee held seven meetings. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Governance and Compensation Committee

The G&C Committee:

•	recommends to the Board principles of corporate governance applicable to us;

•

oversees the processes established by management regarding compliance with legal and regulatory requirements and ethical programs and policies as established by management and the Board, including without limitation, our Code of Conduct and Ethics, our compliance program and our regulatory and quality compliance initiatives; and oversees management’s establishment of a process for reporting these matters to the Audit Committee, other Board committees or the full Board as appropriate;

•	reviews and makes recommendations to the Board regarding the size and structure of the Board and the committees of the Board;

•	determines the process for the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results;

•	reviews and makes recommendations to the Board regarding leadership and membership of committees of the Board;

•	develops and administers the process and criteria for selecting new directors and nominees for vacancies on the Board and candidates for Board membership;

•

with advice of outside counsel, (a) establishes a process for overseeing potential conflicts of interest between the company and directors and the company and members of management, and (b) considers at least annually the independence of directors;

•	regularly reports its activities to the Board;

•	recommends to the Board remuneration of the CEO and determines remuneration of our other senior executives;

•	conducts evaluation of the CEO for submission to the Board;

•	grants options under and otherwise administers our stock incentive plans and approves and administers any other compensation plan in which our executive officers participate;

•	reviews succession planning for the CEO and senior executives, and reports on such matters to the Board;

•	retains compensation consultants and obtains advice from internal or external advisors, as necessary;

•	presents the annual Compensation Committee Report on Executive Compensation for our proxy statement; and

•	reviews its own performance annually.

The G&C Committee operates under a written charter and consists of at least three directors, at least two of whom must qualify as “independent” under the NYSE listing standards; at least one of the remaining members may be appointed by Brookfield. The members of the G&C Committee are Denis A. Turcotte (chair), Brian L. Acton and Anthony R. Taccone. Our Board has determined that Brian L. Acton and Anthony R. Taccone are independent directors. During fiscal year 2019, our G&C Committee held nine meetings. The G&C Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members, as appropriate. For more information about the roles our executive officers and the compensation consultant to the G&C Committee have in determining or recommending executive compensation, please see the Compensation Discussion and Analysis disclosure below.

Compensation Committee Interlocks and Insider Participation

None.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the listing standards of the NYSE. Any waiver or amendment of this code for executive officers or directors (i) may be made only by the Audit Committee, (ii) will be promptly disclosed as required by applicable U.S. federal securities laws and the listing standards of the NYSE and (iii) will be available in the “Investors” section of our website, www.graftech.com.

Board Meetings

During fiscal 2019, our Board held ten meetings, including regularly scheduled and special meetings. Our directors’ average attendance was 95%, and each current director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served. We encourage, but do not require, our directors to attend each annual meeting of stockholders. All of our directors attended the 2019 annual meeting of stockholders.

Director Skills and Qualifications Criteria

The G&C Committee reviews at least annually the skills, qualifications and characteristics for election of new and continuation of existing directors. The criteria considered in selecting director nominees reflect applicable law, the listing standards of the NYSE, the terms of the Stockholder Rights Agreement as well as a candidate’s integrity, strength of character, judgment, business experience, specific areas of expertise, ability to devote sufficient time to attendance at and preparation for Board meetings, factors relating to the composition of the Board (including its size and structure) and principles of diversity.

The G&C Committee recommends to the Board all nominees to be proposed by the Company for election to the Board, as well as actions with respect to individuals nominated by third parties.

Directors whose positions, responsibilities or commitments change materially after they were elected to the Board are required to inform the G&C Committee and volunteer to resign from the Board so that the G&C Committee may have an opportunity to review the appropriateness of continued membership under the circumstances, including with respect to independence, and make recommendations to the Board, which could accept the volunteered resignation but need not do so.

Directors are expected to serve on at most a limited number of other public company boards. Prior to accepting an invitation to serve on another public company board, directors must advise the G&C Committee and must receive written confirmation from the head of the legal department that there are no legal or regulatory impediments to such service.

The G&C Committee leads the effort to identify and recruit candidates to join the Board. In this context, the G&C Committee’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives. The G&C Committee does not support a mandatory retirement age, director term limits or other mandatory Board turnover mechanisms because its view is that such policies are overly prescriptive; therefore, the Company does not have term limits or other mechanisms that compel Board turnover. The G&C Committee does believe that periodically adding new voices to the Board can help the Company adapt to a changing business environment and Board renewal continues to be a priority.

Director Orientation and Continuing Education

All new directors participate in an orientation program (the “Orientation Program”) reasonably promptly after they are elected. The Orientation Program includes presentations by senior management and internal and independent auditors to familiarize new directors with strategic plans, significant financial, accounting and risk management issues and compliance programs (including the Company’s Code of Conduct and Ethics and other applicable policies). In addition, the Orientation Program can include visits to headquarters and, to the extent practical, certain of the significant facilities.

All other directors are welcome to attend the Orientation Program. Our 2019 Orientation Program also included facility tours and briefings at our Monterrey, Mexico graphite electrode manufacturing facility and our Seadrift petroleum needle coke manufacturing facility, which all of our independent directors attended.

All directors are also encouraged to participate in Continuing Education Programs offered by the NYSE and other organizations, and the Company will reimburse directors for reasonable costs associated therewith.

2019 Director Compensation

Our non-employee directors received the following compensation for service on our Board in 2019. As a Company employee, Mr. Rintoul does not receive any additional compensation for his service on the Board. The Board previously determined not to compensate the Brookfield directors individually for their service on the Board and, on November 6, 2019, the Stockholder Rights Agreement was amended as discussed below to reimburse Brookfield for the services of its designated directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Denis A. Turcotte	—	—	19,021	19,021
Brian L. Acton(4)	62,500	62,500	—	125,000
Ron A. Bloom	—	—	—	—
Catherine L. Clegg(4)	48,785	48,785	—	97,570
Michel J. Dumas(4)	70,000	70,000	—	140,000
Jeffrey C. Dutton	—	—	19,021	19,021
David Gregory	—	—	19,021	19,021
Anthony R. Taccone(4)	62,500	62,500	—	125,000

(1)

Ms. Clegg and Messrs. Acton and Dumas chose to defer certain of their cash fees, or $23,438, $62,500 and $17,500, respectively, into deferred share units (“DSUs”) pursuant to the Director Deferred Fee Plan (described below), receiving 3,925, 5,101 and 1,317 DSUs, respectively.

(2)

Reflects the aggregate grant date fair value pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of DSUs granted under our Omnibus Equity Incentive Plan (the “Equity Plan”) in accordance with our director stock ownership guidelines. Additional details on accounting for stock-based compensation can be found in Note 3, Stock Based and Other Management Compensation to our Consolidated Financial Statements contained in our 2019 Annual Report on Form 10-K.

(3)	Represents prorated amounts paid to Brookfield for services of the Brookfield designated directors following the Amendment to the Stockholder Rights Agreement entered into on November 6, 2019.
(4)

As of December 31, 2019, Ms. Clegg and Messrs. Acton, Dumas and Taccone held a total of 8,053, 18,713, 16,530 and 9,356 DSUs, respectively, which includes accrued dividend equivalents credited as additional DSUs.

Following our IPO, the Board determined to compensate its independent directors with an annual cash retainer of $125,000, payable in equal installments at the end of each quarter, with the Audit Committee Chair receiving an additional retainer of $15,000. All out-of-pocket business travel and accommodation expenses are reimbursed.

On November 6, 2019, we and Brookfield amended the Stockholder Rights Agreement to reimburse Brookfield for the services of the Brookfield directors for (1) cash compensation consistent with the compensation received by other non-management members of the Board and (2) to the extent a Brookfield director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

Director Stock Ownership Guidelines

Independent directors not otherwise appointed by Brookfield will be required, within five years of joining the Board, to acquire shares or share equivalents in the Company having an aggregate value equal to at least three times the then-annual retainer (currently $375,000). Prior to achieving this, independent directors will receive fifty percent of their annual retainer in DSUs under the Equity Plan, which DSUs will be fully vested upon grant. Directors may also elect to receive a portion of their annual cash retainers in fully-vested DSUs voluntarily under the Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (as amended, the “Director Deferred Fee Plan”). All DSUs will count towards the stock ownership guidelines. After a director first satisfies the stock ownership guidelines, there will not be any further requirement for the director to receive his or her compensation in the form of additional DSUs; however, the stock ownership requirement will be evaluated each year in December and, in the event that an independent director who previously met the requirement no longer does, that director will need to acquire more common shares or to elect to receive a portion of his or her annual retainer in DSUs for the following year. All DSUs will accrue dividend equivalents that will be credited to the director as additional DSUs. All DSUs will be settled in shares of our common stock after termination of service on the Board.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework: management regularly provides to the Board updated information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our Audit Committee, which is made up solely of independent directors, who have had extensive experience in providing strategic and advisory services to other companies, assist the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company.

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of any ethics issues.

•

Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The G&C Committee:

•	Reviews and balances risk in our compensation practices, programs and policies.

•

Annually assesses the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

•	Oversees risks associated with Board and committee composition, including the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent directors to evaluate our risks and our risk management and assessment policies, including through the fully independent Audit Committee, with ultimate oversight by the full Board. In particular, the G&C Committee has determined that none of our compensation policies and practices creates any risks that are reasonably likely to have a material adverse effect on the Company.

Communications from Stockholders and Other Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chairman, the independent or non-management directors as a group or the other members of the Board may do so by writing to the Corporate Secretary, GrafTech International Ltd., at 982 Keynote Circle, Brooklyn Heights, Ohio 44131, Attention: Corporate Secretary. Any such communication should state the number of shares owned, if applicable. The Corporate Secretary will forward to the Chairman any such communication addressed to the Chairman, the independent or non-employee Directors as a group or to the Board generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Certain Relationships and Related Party Transactions

Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We have a written related party transaction policy, pursuant to which directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. Our head of legal reports these transactions to the Audit Committee of the Board, which is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Other than the transactions described below, since January 1, 2019, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

We have engaged in transactions with affiliates or related parties since January 1, 2019. These transactions include ongoing obligations under the Registration Rights Agreement (as defined below), Stockholders Rights Agreement and Tax Receivable Agreement (as defined below), each with Brookfield. In November 2019, we amended the Stockholders Rights Agreement with Brookfield regarding compensation for the Brookfield designated directors. In December 2019, in conjunction with a secondary block trade by Brookfield, we repurchased approximately $250 million of common stock directly from Brookfield at the arm’s length price determined by the competitive bidding process in the secondary block trade.

Registration Rights Agreement

We and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) in connection with our IPO. The Registration Rights Agreement provides Brookfield with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock or any of our debt securities held by it, subject to certain conditions and limitations. Brookfield is entitled to a limited number of demand registrations. In addition, in the event that we register additional shares of common stock or debt securities for sale to the public, we will be required to give notice of such registration to Brookfield of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock or debt securities requested to be included in such registration held by it. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares of common stock or debt securities pursuant to the Registration Rights Agreement. The agreement includes customary indemnification provisions in favor of Brookfield, its affiliates, directors and officers against certain losses and liabilities (including reasonable legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Brookfield sells shares of our common stock or our debt securities, unless such liability arose from Brookfield’s misstatement or omission and Brookfield has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

Stockholder Rights Agreement

We and Brookfield entered into the Stockholder Rights Agreement in connection with our IPO. Under the Stockholder Rights Agreement, for so long as Brookfield owns or controls at least 25% of our outstanding common stock, Brookfield will have the right to nominate the higher of 37.5% of the members of the Board and three members of the Board. Brookfield will also have the right to select the chairman of the Board. In the event Brookfield owns or controls less than 25% of the Company, the Brookfield directors will promptly tender their resignations. The Board (excluding the Brookfield directors) will have the option, but not the obligation, to accept the Brookfield directors’ resignations. If the Board (excluding the Brookfield directors) votes to accept these resignations, the Brookfield directors will cease to be members of the Board. If the Board (excluding the Brookfield directors) votes not to accept these resignations, the directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office. On November 6, 2019, we and Brookfield amended the Stockholder Rights Agreement to reimburse Brookfield for the services of the Brookfield directors for (a) cash compensation consistent with the compensation received by other non-management members of the Board and (b) to the extent a Brookfield director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board. The current Board members designated by Brookfield are Denis A. Turcotte, David Gregory and Jeffrey C. Dutton.

Tax Receivable Agreement

We and Brookfield entered into a tax receivable agreement (the “Tax Receivable Agreement”) in connection with our IPO. The Tax Receivable Agreement provides the right to receive future payments from us to certain of our pre-IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre-IPO Tax Assets”). In addition, we will pay interest on the payments we will make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to LIBOR plus 1.00% per annum.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.

Our counterparties under the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the Tax Receivable Agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, we expect that, based on current tax laws (taking into account changes under the Tax Act), payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will be approximately $89.9 million, which was recognized as an expense in 2018 and 2019, with a maximum amount of approximately $100 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of our IPO. We made our initial payment of $27.9 million related to the TRA in February 2020.

Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to our Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in income tax expense (benefit) and any changes in the obligation under the Tax Receivable Agreement will be recorded in other income (expense). We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control, the Tax Receivable Agreement will terminate and we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.

Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the Tax Receivable Agreement with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the Tax Receivable Agreement, would be required to make a payment to our Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for specified reasons, such payments will be deferred and will accrue interest at a rate of LIBOR plus 1.00% per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the Tax Receivable Agreement, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.

December 2019 Share Repurchase

On December 3, 2019, in conjunction with a secondary block trade by Brookfield pursuant to Rule 144 under the Securities Act of 1933, as amended, we agreed to purchase common stock worth approximately $250 million directly from Brookfield at the arm’s length price determined by the competitive bidding process in the secondary block trade. As a result, on December 9, 2019, we repurchased 19,047,619 shares of common stock directly from Brookfield at a price of $13.125 per share for a total of $250 million, reducing total shares outstanding by approximately 7%. The price per share equaled the price at which the broker-dealer purchased certain shares of our common stock from Brookfield in the secondary block trade. We funded the share repurchase with cash on hand. The terms and conditions of the share repurchase were reviewed and approved by the Audit Committee of our Board, which is comprised solely of independent directors. All repurchased shares were retired.

Other Brookfield Transactions

The Company uses BGRS, which was an affiliate of Brookfield until June 27, 2019, as a third-party provider to assist with the relocation of certain individuals upon hiring and relocation. The majority of the payments to BGRS flow through to the employee in the form of reimbursement, with BGRS retaining a small administrative fee. From January 1 to June 30, 2019, we paid approximately $220,569 to BGRS.

The Company also leverages Brookfield’s economy of scale in negotiating business insurance coverage. We reimburse Brookfield for our allocated portion of their insurance premiums. Since January 1, 2019, we paid approximately $107,601 to Brookfield related to insurance coverage.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 17, 2020 regarding the beneficial ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable or awards payable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 267,156,734 shares of common stock issued and outstanding on March 17, 2020. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131.

	As of March 17, 2020
Name	Number of shares	Percentage of shares
5% Stockholders and Brookfield
BCP IV GrafTech Holdings LP(1)	199,216,541	74.6%
Named Executive Officers and Directors
Denis A. Turcotte	—	—
Brian L. Acton(2)(3)	23,912	*
Catherine L. Clegg(2)	8,139	*
Michel J. Dumas(2)	16,706	*
Jeffrey C. Dutton	—	—
David Gregory	—	—
Anthony R. Taccone(2)(3)	18,205	*
David J. Rintoul(4)	182,153	*
Quinn J. Coburn	—	—
Jeremy S. Halford(5)	20,324	*
Gina K. Gunning(6)	21,529	*
Brian M. Boutte(7)	19,200	*
All Current Executive Officers and Directors as a Group (12 Persons)	290,968	*
* Less than 1%

(1)

BCP IV GrafTech Holdings LP (“BCP IV”) directly holds an aggregate of 199,216,541 shares of common stock. The general partner of BCP IV is BPE IV (Non-Cdn) GP LP, and the general partner of BPE IV (Non-Cdn) GP LP is Brookfield Capital Partners Ltd. BCP GP Limited is the sole shareholder of Brookfield Capital Partners Ltd. Each of BCP GP Limited, Brookfield Capital Partners Ltd. and BPE IV (Non-Cdn) GP LP (together with BCP IV, the ‘‘Brookfield Entities’’) is an indirect parent of BCP IV and may therefore be deemed to beneficially own the shares of common stock that are directly held by BCP IV. Each of the Brookfield Entities disclaims beneficial ownership of all shares of common stock that are directly held by BCP IV, except to the extent of any indirect pecuniary interest therein. The address of each of the Brookfield Entities is c/o Brookfield Asset Management Inc., 181 Bay Street, Suite 300, Bay Wellington Tower, Toronto, ON M5J 2T3.

(2)

Brian L. Acton, Catherine L. Clegg, Michel J. Dumas and Anthony R. Taccone beneficially own 18,912, 8,139, 16,706 and 9,455 DSUs, including estimated dividend equivalents, respectively. Each DSU represents a contingent right to receive one share of our common stock. Dividend equivalents are estimated based on the $8.00 closing price of our common stock on March 17, 2020 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2020. The DSUs are fully vested and will be settled in shares of common stock as soon as practicable after the director terminates service on the Board.

(3)	Brian L. Acton and Anthony R. Taccone also beneficially own 5,000 and 8,750 shares of our common stock, respectively.

(4)

Includes options to purchase 166,668 shares and 15,485 RSUs, including estimated dividend equivalents, that will be settled in stock. Dividend equivalents are estimated based on the $8.00 closing price of our common stock on March 17, 2020 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2020.

(5)

Includes options to purchase 10,000 shares and 10,324 RSUs, including estimated dividend equivalents, that will be settled in stock. Dividend equivalents are estimated based on the $8.00 closing price of our common stock on March 17, 2020 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2020.

(6)

Includes options to purchase 17,400 shares and 4,129 RSUs, including estimated dividend equivalents, that will be settled in stock. Dividend equivalents are estimated based on the $8.00 closing price of our common stock on March 17, 2020 and actual amounts will depend on the closing price on the dividend payment date, March 31, 2020.

(7)	Includes options to purchase 19,200 shares.

Policies on Transactions in Company Stock, Including Anti-hedging Provisions

All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities. “Hedging transactions” or “monetizing transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, often in exchange for all or part of the potential for upside appreciation in these securities. Because hedging transactions might permit an executive officer, director or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging or monetization transactions are prohibited.

We also prohibit our executive officers, directors and other employees from engaging in put, call or other derivative transactions relating to our securities on an exchange or in any other organized market. A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Because a transaction in options in our securities would, in effect, be a bet on the short-term movement of our securities and may also focus attention on short-term performance at the expense of our long-term objections, our executive officers, directors and other employees are prohibited from engaging in such transactions. Additionally, our executive officers, directors and other employees are also prohibited from engaging in short sales of our securities.

Proposal 1 Elect Three Directors for a Three-Year Term or Until Their Successors are Elected and Qualified

Under our By-Laws, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by the majority of directors then in office. Three of our eight directors, Brian L. Acton, David Gregory and David J. Rintoul, are standing for re-election at the Annual Meeting. All of the director nominees were recommended for nomination to the Board by the G&C Committee.

Each director elected at the Annual Meeting will hold office for a three-year term until the 2023 Annual Meeting or until his successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each director receive a majority of the votes properly cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). As the election of directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results.

If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the G&C Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED BELOW TO SERVE A THREE-YEAR TERM OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

Nominees for Re-Election and Incumbent Directors

Relevant information about each director appears below, including certain information regarding our directors’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

Nominees for Re-Election as CLASS II MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2020 Annual Meeting

Name (Age)	Business Experience and Other Information	Director Since

David Gregory (33)	Mr. Gregory was elected to the Board in April 2019. Mr. Gregory is a Senior Vice President in the Private Equity Group of Brookfield, where he is responsible for transaction origination and due diligence. Brookfield is an experienced operator of industrial, natural resource and other tangible asset businesses. Prior to joining Brookfield in 2010, Mr. Gregory was an analyst at Genuity Capital Markets. Mr. Gregory holds an Honors Business Administration degree from the University of Western Ontario.	2019

Brian L. Acton (68)	Mr. Acton was elected to the Board in April 2018. Mr. Acton has more than 40 years’ experience in the mining and bulk materials distribution industry, primarily devoted to mining and marketing of coal, and marketing of petroleum coke and other raw materials. Since August 2013, Mr. Acton has served as President at Pac Basin Resources LLC and Sierra Minerals LLC, which are both mining and metals companies. Since August 2018, Mr. Acton has also served as President of Px Carbon LLC, a carbon marketing company. From July 2010 to June 2013, Mr. Acton served as a consultant to Oxbow Carbon & Minerals Holdings, Inc. From 1996 to 2010, Mr. Acton served as President and Chief Operating Officer of Oxbow Carbon and Minerals Holdings, Inc. Mr. Acton joined Oxbow in 1985 after working with Kaiser Resources/Westar Mining since 1978. Mr. Acton served on the board of directors of Adriana Resources Inc. from March 2012 to February 2017. While on the Board, Mr. Acton served as Chair of the Compensation Committee from 2012 to 2017 and as a member of the Audit Committee from 2014 to 2017. Mr. Acton is a graduate of Queen’s University with a Bachelor of Applied Science (Mining Engineering) degree and a Masters in Business Administration.	2018

David J. Rintoul (62)	Mr. Rintoul became President and CEO and was elected to the Board in March 2018. Prior to joining the Company, Mr. Rintoul served as President of U.S. Steel Tubular Products and as a Senior Vice President of United States Steel Corporation (“U.S. Steel”). Before that, Mr. Rintoul has served in various roles at U.S. Steel since 2007, including oversight of U.S. Steel’s Slovak and Serbian operations. Mr. Rintoul’s career in the steel industry spans 38 years with positions at both integrated and mini mill producers in the United States, Europe	2018

Name (Age)	Business Experience and Other Information	Director Since
and Canada, including extensive mini mill operational experience at North Star Bluescope Steel in Delta, Ohio from 2001 to 2005 and from construction through full operations at Acme Steel Company in Riverdale, Illinois from 1995 to 2001. Mr. Rintoul holds an Associate’s degree in Mechanical Engineering Technology from Sault College of Applied Arts and Technology, a Bachelor’s degree in Business Administration from Lake Superior State University and a Master’s degree in Business Administration from the University of Notre Dame.

CLASS I MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Term Expiring at the 2022 Annual Meeting

Name (Age)	Business Experience and Other Information	Director Since

Denis A. Turcotte (58)	Mr. Turcotte was elected to the Board in August 2015 and became Chairman of the Board in March 2018 and became Chair of the G&C Committee in July 2019. Mr. Turcotte is currently a Managing Partner at Brookfield. Prior to joining Brookfield in 2017, Mr. Turcotte was president and chief executive officer of North Channel Management and North Channel Capital Partners, business consulting and private investing firms, from 2008 to 2017. He was also a member of the board of directors of the general partner of Brookfield Business Partners L.P., an affiliate of Brookfield, from 2016 until he joined Brookfield in 2017. From 2002 to 2008, Mr. Turcotte was the president and CEO and a director of Algoma Steel Inc., a publicly listed North American steel company, and from 1992 to 2002 held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice-president of corporate development and strategy of Tembec Inc., a leading integrated forest products company with operations in North America and France. Since 2018, 2012 and 2007, Mr. Turcotte has been a member of the board of directors for Teekay Offshore GP L.L.C. (the general partner of Teekay Offshore Partners L.P.), Norbord Inc. and Domtar Corporation, respectively. He was previously a member of the board of directors for Coalspur Mines, Ltd. from 2010 to 2015 and Algoma Steel Inc. from 2002 to 2008.	2015

Michel J. Dumas (61)	Mr. Dumas was elected to the Board in April 2018. Mr. Dumas is the Chair of the Audit Committee of the Company and presides over regularly scheduled executive sessions of the independent directors. Mr. Dumas has over thirty years of experience in the lumber, pulp and paper industries. From 1997 until 2017, Mr. Dumas served as the Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc., based in Quebec. Mr. Dumas also served on the board of directors of Tembec, Inc. from January 2011 to February 2017.	2018

Name (Age)	Business Experience and Other Information	Director Since
Mr. Dumas served as a director of Marathon Pulp Inc. from February 2000 to February 2009 and of Jager Building Systems from August 2001 to September 2008. From 1991 to 1997, Mr. Dumas was Vice President, Finance and Chief Financial Officer at Spruce Falls Inc., a newsprint mill. Prior to joining Spruce Falls Inc., from 1985 to 1991, Mr. Dumas served as Controller at Tembec, Inc. Mr. Dumas received his undergraduate degree in Commerce from University of Ottawa.

CLASS III MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Term Expiring at the 2021 Annual Meeting

Name (Age)	Business Experience and Other Information	Director Since

Jeffrey C. Dutton (57)	Mr. Dutton was elected to the Board in 2017. Previously, Mr. Dutton served as President and CEO of the Company from January 2017 until March 2018 and Vice President & Chief Operating Officer of the Company from September 2015 until January 2017. In these roles, Mr. Dutton oversaw all aspects of both the Industrial Materials and Engineered Solutions businesses. Mr. Dutton has served as a Managing Director of Brookfield since 2017 and was previously a Senior Vice President from 2013 to 2017. Brookfield became GrafTech’s indirect parent company in August 2015. Mr. Dutton served as the CEO and President of Twin Rivers Paper Company, from 2010 to 2013. Mr. Dutton served in various executive capacities at Fraser Papers Inc. from 2008 to 2010 and as General Manager of East Papers operations at Fraser Papers Inc. from 2006 to 2008. He served as President of Republic Paperboard Company of Eagle Materials Inc. from 2004 to 2006. Mr. Dutton has served as a director of Ember Resources Inc., an affiliate of Brookfield, since August 2018. Mr. Dutton served as a director of Twin Rivers Paper Company in 2013 and has served as a director of the Hammerstone Corporation since 2014. Mr. Dutton received his Bachelor of Science in Mechanical Engineering Technology from the University of Maine.	2017

Anthony R. Taccone (59)	Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over thirty years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity	2018

Name (Age)	Business Experience and Other Information	Director Since
	rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Prior to joining First River, Mr. Taccone was a strategy consultant at Beddows & Company from 1988 to 1998. From 1994 until 1998, Mr. Taccone was the North American practice leader and served on Beddows and Company’s Board of Directors. Prior to his career as a steel industry consultant, Mr. Taccone worked as a Country Risk Economist from 1985 to 1987 and an Industry Economist from 1987 to 1988 at Mellon Bank. Mr. Taccone received his undergraduate degree in economics from Washington & Jefferson College and a Masters degree in economics from Duke University.

Catherine L. Clegg (60)	Ms. Clegg was elected to the Board in March 2019. Ms. Clegg is a senior automotive industry executive with General Motors Company (“GM”) and has extensive experience in manufacturing operations, manufacturing engineering, labor relations, public policy and cultural transformation. Since 2019, she has been the Vice President, Workforce Strategy, Global Human Resources, with responsibility to integrate global workforce development and engagement strategies across the enterprise; primarily among the manufacturing, labor relations, global public policy, legal and human resources functions. She also serves as an advisor to senior leadership in support of special GM initiatives related to Manufacturing and Labor Relations, and she is the lead support staff to the CEO for GM’s involvement in the Business Roundtable. Ms. Clegg previously served as Vice President Business Intelligence, Global Public Policy from 2017 to 2019, where she led policy analysis and strategy; developing and aligning business priorities in the context of government policy initiatives in key countries and regions around the world. Ms. Clegg also previously led GM’s manufacturing operations and labor relations in the US, Canada and Mexico as Vice President North America Manufacturing & Labor Relations from 2014 to 2017. She also served as Vice President Global Manufacturing Engineering from 2013 to 2014 and Vice President GMNA Labor Relations from 2010 to 2013. Ms. Clegg received her undergraduate degree from Eastern Michigan University and her MBA from University of Virginia Colgate Darden Graduate School of Business Administration. Ms. Clegg also earned a Master of Arts in Advanced Leadership Studies and completed extensive advanced coursework on Organizational Leadership at Indiana Wesleyan University, as well as executive education at Harvard University and Stanford University.	2019

Proposal 2 Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2020

The Audit Committee has selected, and the Audit Committee and the Board recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2020. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this ratification requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR.

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting, in accordance with standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed the Company’s audited financial statements for fiscal year 2019 (ended December 31, 2019) and discussed with the Company’s management these financial statements, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). Deloitte & Touche LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

By the Audit Committee of the Board of Directors of GrafTech International Ltd.

AUDIT COMMITTEE

Michel J. Dumas (Chair)

Brian L. Acton

Anthony R. Taccone

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$1,718,000	$2,327,454
Audit-Related Fees	-	-
Tax Fees	302,862	412,922
All Other Fees	-	-

Total Fees	$2,020,862	$2,740,376

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations. Audit fees reflect increased expenses in connection with our IPO in 2018 and follow-on secondary offerings thereafter.

Audit-Related Fees. None.

Tax Fees. These include fees for consulting services related to potential acquisitions, tax planning, advice and assistance with international and other tax matters.

All Other Fees. None.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis (“CD&A”) section below and the related tables for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Board and G&C Committee value the opinions of our stockholders, and our Board and G&C Committee expect to consider the outcome of the vote when making future compensation decisions for our NEOs. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2021.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related tables and accompanying narrative.”

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal and broker non-votes will have no effect on the outcome.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) details the objectives and design of our executive compensation program overseen by the G&C Committee. The CD&A describes the compensation provided to our NEOs who are listed below and named in the Summary Compensation Table. For the year ended December 31, 2019, our NEOs were:

•	David J. Rintoul, President and CEO
•	Quinn J. Coburn, Chief Financial Officer, Vice President Finance and Treasurer
•	Jeremy S. Halford, Senior Vice President, Operations and Development
•	Gina K. Gunning, Chief Legal Officer and Corporate Secretary
•	Brian M. Boutte, former Senior Vice President, Commercial

Effective January 10, 2020, Mr. Boutte ceased serving as Senior Vice President, Commercial and his employment with the Company ended. For more information about our current executive officers, see our Annual Report on Form 10-K for the year ended December  31, 2019.

Executive Summary

Our executive compensation program is driven by our strategic goals with the primary emphasis on paying for performance. Our executive compensation program has previously relied upon the two elements of competitive base salary and a performance-based annual cash incentive plan, the Incentive Compensation Plan (the “ICP”), which rewards employees based on the financial and operational performance of the Company. Following our acquisition by Brookfield in 2015 and until our IPO in 2018, we did not use equity awards for incentivizing long-term performance. Instead, we adopted a long-term cash incentive program at the time of the acquisition, the GrafTech International Ltd. Long-Term Incentive Plan (the “LTIP”), designed to retain senior management of the Company, to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Since our IPO, we have reviewed the structure of our long-term incentive program and continue to focus on the goal of creating long-term value for our stockholders by including a blend of shorter term cash-based and longer term equity-based incentives.

In March 2019, our Board, upon recommendation of the G&C Committee, approved an executive leadership team long-term incentive program (the “ELT LTIP”) under our Equity Plan adopted at the time of our IPO. The ELT LTIP is designed to continue to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. The ELT LTIP includes restricted stock units (“RSUs”) and stock options that will vest ratably over five years on each anniversary of the date of grant, subject to acceleration in certain circumstances.

Also in 2019, our G&C Committee and Board submitted to our stockholders advisory votes to approve our NEO compensation, commonly known as a “say-on-pay” vote, and the frequency with which the Company will hold future say-on-pay votes. The Board recommended an annual say-on-pay vote, which choice also received the greatest number of votes cast by our stockholders. In light of this support, the Board determined that future say-on-pay votes will be submitted to stockholders every year until the next required frequency vote, which will be no later than 2025. The G&C Committee and

Board also took into account the say-on-pay vote at the 2019 Annual Meeting of Stockholders, which received support of over 99% of votes cast. The G&C Committee believes these voting results demonstrate significant support for our NEO compensation program, and the G&C Committee chose not to make any substantial changes to the existing program for 2019 specifically in response to the 2019 say-on-pay voting result. The G&C Committee will, however, continue to work with its advisers to monitor changes in executive compensation practices in the Company’s competitive market.

Despite challenging market conditions in 2019, the Company generated $1.05 billion in Adjusted EBITDA from continuing operations, repaid $350 million in debt and returned $360 million of cash to shareholders. (See attached Appendix A for a reconciliation of Adjusted EBITDA from continuing operations to its most directly comparable GAAP measure.) In February 2020, after taking into consideration the Company’s favorable financial performance in light of evolving market conditions, along with extremely positive improvements in the Company’s overall safety performance and continued strong cash flow generation, the G&C Committee determined to exercise its discretion under the ICP to increase the formulaic payment multiple under the ICP from 0.622x of target to 0.9x of target. In addition to being a component of our NEO compensation, the ICP is the primary incentive compensation program for most of the salaried employees of the Company. This increase acknowledged and rewarded the operational and safety performance improvements generated across the Company that help position us for future success, in addition to the immediate financial returns well in excess of historical returns.

Compensation Framework

The design and operation of our NEO compensation program reflect our objectives of driving financial and operational performance that will deliver value and propel growth, while attracting and retaining talented executive leadership.

The primary elements of our NEO compensation program for 2019 are shown in the following table. The amounts of compensation were determined by the G&C Committee based on the objectives described below. The G&C Committee did not solely rely on formulas or survey results, but instead it used its judgment based on its assessment of the Company’s objectives and performance in light of those objectives. The CEO played no role in determining his own compensation. He did make recommendations, in particular with regard to base salary increases, regarding the compensation of his direct reports.

The G&C Committee engaged Meridian Compensation Partners with respect to the Company’s 2019 compensation program and has assessed their independence. Meridian Compensation Partners does no work for the Company other than providing executive compensation advice to the G&C Committee and the G&C Committee has determined Meridian’s work for the G&C Committee raises no conflicts of interest.

Element	Objectives and Key Features
Base Salary

Values the competencies, skills, experience and performance of individual executives.

Attracts and helps retain executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

ICP

Allows for competitive incentives to executive officers by having a portion of their annual cash compensation dependent upon annual performance and “at risk.”

For 2019, the performance measure was Adjusted EBITDA from continuing operations (as described below).

Equity Plan / LTIP / ELT LTIP	Multi-year awards that incentivize long-term value creation, including stock options that align the interests of our NEOs with those of our stockholders and long-term cash incentives and RSUs to help ensure retention of key talent.
Retirement Savings Plan (the “Savings Plan”)

Allows for market-based 401(k) retirement savings benefits in a tax-efficient manner.

Broad-based plan under which we make matching contributions that vary based on the employee’s contribution and eligible earnings, up to the limits set by the Code.

Compensation Deferral Plan	Allows for savings in a tax-efficient manner. Non-qualified deferral permitted for up to 50% of base salary and 85% of ICP annual incentive.
Health, Welfare and Other Benefits

Attract and help retain executives by providing competitive health, welfare and other benefits.

Generally, benefits are made available to NEOs on the same basis as made available to other eligible employees.

2019 Base Salary

The G&C Committee reviews base salaries for NEOs annually to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. In 2019, the G&C Committee approved modest increases in base salaries that reflect merit and cost of living increases in order to incentivize and help retain such individuals as a component of an appropriate mix of base salary and performance-based compensation. Base salary amounts for the NEOs in 2018 and 2019 are set forth below:

Name	2018 Salary($)	2019 Salary($)
David J. Rintoul	625,000	675,000
Quinn J. Coburn	372,600	383,800
Jeremy S. Halford(1)	—	450,000
Gina K. Gunning	335,000	346,700
Brian M. Boutte	360,000	370,800

(1)	Annualized salary; Mr. Halford commenced employment on May 1, 2019. Actual salary received in 2019 is presented in the Summary Compensation Table below.

2019 ICP

The ICP allows us to provide competitive incentives to executive officers by having a portion of their annual cash compensation dependent upon annual performance and “at risk.” This motivates and rewards executive officers for the achievement of targeted financial performance. For 2019, the financial measure was Adjusted EBITDA from continuing operations, a non-GAAP financial measure, which we define as (i) net income or loss plus interest expense, minus interest income, plus income taxes, discontinued operations and depreciation and amortization from continuing operations plus (ii) any pension and other post-employment benefit (“OPEB”) plan expenses, initial and follow-on public offering and related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement expense, stock-based compensation and non-cash fixed asset write-offs. See attached Appendix A for a reconciliation of Adjusted EBITDA from continuing operations to its most directly comparable GAAP measure. The G&C Committee chose Adjusted EBITDA from continuing operations as the performance measure as it is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance.

Annual incentive target amounts for the NEOs in 2019 as a percentage of base salary are set forth below. For 2019, the G&C Committee and the Board determined to increase the annual incentive target as a percentage of base salary for Messrs. Coburn and Boutte in order to increase their overall cash-based compensation packages to competitive levels in order to incentivize and help retain them with an appropriate mix of base salary and short- and long-term performance-based compensation.

Name	2018 Annual Incentive Target (% of Base Salary)	2019 Annual Incentive Target (% of Base Salary)
David J. Rintoul	100%	100%
Quinn J. Coburn	65%	75%
Jeremy S. Halford(1)	—	75%
Gina K. Gunning	65%	65%
Brian M. Boutte	65%	75%

(1)	Mr. Halford commenced employment on May 1, 2019.

Annual incentive payouts for 2019 were determined by the G&C Committee based on the Company’s performance against a pre-established, rigorous Adjusted EBITDA from continuing operations target of $1.151 billion. Final annual incentive payouts reflect a minimum, guaranteed fixed payment of at least 0.3x of target annual incentive performance for results of $941 million or less of Adjusted EBITDA from continuing operations, with an aggregate payment of up to 2.0x of target annual incentive for Adjusted EBITDA from continuing operations results in excess of $1.351 billion. Payment multiples are determined using straight line interpolation between the threshold and target, and target and maximum, respectively. Based on the payout grid approved by the G&C Committee, each of the NEOs were determined to have earned 0.662x of his or her target annual incentive based on Adjusted EBITDA from continuing operations for 2019 of $1.05 billion.

In February 2020, after taking into consideration the Company’s favorable financial performance in light of the evolving market conditions in 2019, along with extremely positive improvements in the Company’s overall safety performance and continued strong cash flow generation, the G&C Committee determined to exercise its discretion under the ICP to increase the final payment multiple under the ICP from 0.662x to 0.9x for all participants, including non-NEO employees. The actual incentive amounts received by the NEOs are set forth in the Summary Compensation Table below.

2019 Executive Long-Term Incentive Program and Other Equity Plan Awards

On March 21, 2019, our Board, upon recommendation of the G&C Committee, approved the ELT LTIP. The ELT LTIP is designed to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. The ELT LTIP includes RSUs and stock options that will vest ratably over 5 years on each anniversary of the date of grant, subject to acceleration in certain circumstances. The exercise price for options is set at the closing stock price on the day of grant. RSUs also accrue dividend equivalents. The RSUs are designed to help ensure long-term retention of key talent and the stock options are designed to align the interests of our NEOs with those of our stockholders.

Upon approval of the ELT LTIP, Mr. Rintoul received an award of 75,000 RSUs. The G&C Committee determined that the size of Mr. Rintoul’s 2018 stock option award at the time of our IPO as discussed below remained sufficient to appropriately align his long term interests with those of the stockholders and attributed a portion of that 2018 award to what additional stock options otherwise may have been awarded in 2019 under the ELT LTIP. Mr. Boutte received awards of 25,000 RSUs and 25,000 stock options, and Ms. Gunning received awards of 20,000 RSUs and 20,000 stock options. In connection with joining the Company in May 2019, Mr. Halford received awards of 50,000 RSUs and 50,000 stock options under the ELT LTIP. In determining the size of the ELT LTIP awards for 2019, the G&C Committee took into account base salary and outstanding previous awards in order to determine an appropriate mix of base salary and short- and long-term performance-based compensation to incentivize and retain the NEOs. ELT LTIP award sizes are determined each year generally based off of a multiple of base salary.

Certain of our NEOs also have outstanding equity incentives previously awarded under the Equity Plan prior to implementation of the ELT LTIP. At the time of our IPO, Mr. Rintoul was awarded 416,670 stock options and Mr. Boutte was awarded 96,000 stock options. Ms. Gunning also was awarded 67,000 options when she joined the Company in July 2018. As these stock options become exercisable in equal annual installments over five years following grant, they incentivize steady, long-term value creation with a focus on increasing stock price and align executive compensation with the interests of the Company’s stockholders.

Following our IPO, in 2018 the Board also granted Mr. Rintoul 19,335 DSUs with a fair market value of $290,015, which accrue dividend equivalents that are credited to Mr. Rintoul as additional DSUs (subject to the same vesting conditions), generally will vest in full on the third anniversary of the grant date and will settle in shares of common stock upon his termination of employment from the Company. The DSUs provide for retention and further directly align Mr. Rintoul’s interests with the long-term interests of the stockholders.

These awards granted under the ELT LTIP and Equity Plan are discussed further under “—2019 Grants of Plan-Based Awards.” Awards previously granted under the Equity Plan are discussed further under “—Outstanding Equity Awards at 2019 Fiscal Year End.”

LTIP

Mr. Coburn did not receive any awards under the ELT LTIP or Equity Plan in 2018 or 2019. Mr. Coburn, however, participates in the cash LTIP program implemented at the time of Brookfield’s acquisition of the Company in 2015 as discussed further under “—Potential Payments Upon Termination or Change in Control.” Beginning with the ELT LTIP grants in 2020, Mr. Coburn participates in the annual ELT LTIP grants for executive officers, with his first ELT LTIP award in 2020 prorated to balance the impact of the cash LTIP program that the G&C Committee determined provided long term incentives attributable to a portion of overall 2020 compensation.

Policies on Transactions in Company Stock, Including Anti-hedging Provisions

Our Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and directors, can engage in transactions in our securities and prohibits short sales, put, call or other derivative transactions, or hedging transactions, in each case, with respect to our common stock. See “Corporate Governance—Policies on Transactions in Company Stock, Including Anti-hedging Provisions” above.

Recoupment Policy

The terms of our equity-based awards (other than the stock options granted under the Rintoul Agreement (as defined below)) (1) entitle, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which our shares are listed for trading, the Company to recoup compensation of whatever kind paid by the Company at any time under our Equity Plan and (2) provide for reduction, cancellation, forfeiture or recoupment of an award if the participant engages in Detrimental Conduct. “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the G&C Committee. Such activities would include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, and misappropriation of property.

Savings Plan and Other Benefits

All of our regular, full-time U.S. employees, including eligible NEOs, are eligible to participate in our 401(k) Savings Plan. In 2019, we made a matching contribution to the Savings Plan for each participant who elected to contribute to the Savings Plan. The 2019 matching contribution was 100% of the first 5% of compensation that a participant contributed. Matching contributions under the Savings Plan are fully vested. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 3% of a participant’s eligible cash-based compensation, including base salary and ICP earnings, up to the applicable limits under tax rules. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service.

Our eligible NEOs are eligible to participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, including on substantially similar terms.

Compensation Committee Report

The Governance and Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2019 and discussed it with the Company’s management. Based on this review and its discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2020 Annual Meeting of Stockholders.

By the Governance and Compensation Committee of the Board of Directors of GrafTech International Ltd.

COMPENSATION COMMITTEE

Denis A. Turcotte (Chair)

Brian L. Acton

Anthony R. Taccone

Compensation Tables and Related Information

2019 Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s NEOs for fiscal years ended December 31, 2019, 2018 and 2017, as applicable.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total($)
David J. Rintoul	2019	666,667	363,150(3)	1,002,000	—	244,350(3)	84,891(4)	2,361,058
President and CEO(2)	2018	520,833	187,500	261,023	2,395,853	765,625	326,676	4,457,510
Quinn J. Coburn	2019	381,933	154,863(3)	—	—	104,202(3)	26,146(5)	667,144
Chief Financial Officer, Vice President Finance and Treasurer	2018	371,550	72,657	—	—	296,683	17,692	758,582
	2017	360,000	402,480	—	—	—	16,451	778,931

Jeremy S. Halford	2019	300,000	151,313(3)	557,000	212,191	101,812(3)	34,206(6)	1,356,522
Senior Vice President, Operations and Development(7)
Gina K. Gunning	2019	344,750	121,241(3)	267,200	107,272	81,579(3)	26,293(8)	948,335
Chief Legal Officer and Corporate Secretary
Brian M. Boutte	2019	369,000	149,618(3)	334,000	134,090	100,672(3)	31,443(9)	1,118,823
Former Senior Vice President, Commercial

(1)	Reflects the aggregate grant date fair value pursuant to FASB ASC Topic 718, Compensation – Stock Compensation of DSUs, RSUs and options, as applicable, granted under our Equity Plan. Additional details on accounting for 2019 stock-based compensation can be found in Note 3, Stock Based and Other Management Compensation Plans, to our Consolidated Financial Statements contained in our 2019 Annual Report on Form 10-K.
(2)	On March 1, 2018, Mr. Rintoul joined the Company as President and CEO of the Company.
(3)	For 2019, represents payments under the ICP, the performance-based component of which is included in the “Non-Equity Incentive Plan Compensation” column and the guaranteed and discretionary portions of which are including in the “Bonus” column.
(4)	Consists of $14,000 in matching contributions and an $8,400 Company contribution to the Savings Plan, $676 in disability insurance premiums under the Company’s long term disability insurance plan, a $1,610 employer contribution to his Health Savings Account, $4,868 in life insurance premiums under the Company’s group life insurance plan, and $55,338 for relocation expenses.
(5)	Consists of $14,000 in matching contributions and an $8,400 Company contribution to the Savings Plan, $676 in disability insurance premiums under the Company’s long term disability insurance plan, $1,360 employee contribution to his Health Savings Account and $1,710 in life insurance premiums under the Company’s group life insurance plan.
(6)	Consists of $14,000 in matching contributions and a $5,625 Company contribution to the Savings Plan, $450 in disability insurance premiums under the Company’s long term disability insurance plan, $500 employer contribution to his Health Savings Account, $480 in life insurance premiums under the Company’s group life insurance plan and $13,151 for allowances related to his international assignment to Switzerland.
(7)	On May 1, 2019, Mr. Halford joined the Company as Senior Vice President, Operations and Development.
(8)	Consists of $13,892 in matching contributions and a $10,913 Company contribution to the Savings Plan, $676 in disability insurance premiums under the Company’s long term disability insurance plan, $812 in life insurance premiums under the Company’s group life insurance plan.
(9)	Consists of $4,545 in matching contributions and a $10,350 Company contribution to the Savings Plan, $676 in disability insurance premiums under the Company’s long term disability insurance plan, $1,000 employer contribution to his Health Savings Account, $1,644 in life insurance premiums under the Company’s group life insurance plan and $13,228 for allowances related to his international assignment to Switzerland.

2019 Grants of Plan-Based Awards

The following table sets forth, for each of the NEOs, the grants of awards under our ELT LTIP, Equity Plan and our ICP during the fiscal year ended December 31, 2019.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
David J. Rintoul	—	202,500	675,000	1,350,000	—	—	—	—
	3/21/19	—	—	—	75,000	—	—	1,002,000
Quinn J. Coburn	—	86,355	287,850	575,700	—	—	—	—
Jeremy S. Halford	—	101,250	337,500	675,000	—	—	—	—
	5/1/19	—	—	—	50,000	—	—	557,000
	5/1/19	—	—	—	—	50,000	11.14	212,000
Gina K. Gunning	—	67,607	225,355	450,710	—	—	—	—
	3/21/19	—	—	—	20,000	—	—	267,200
	3/21/19	—	—	—	—	20,000	13.36	107,272
Brian M. Boutte(4)	—	83,430	278,100	556,200	—	—	—	—
	3/21/19	—	—	—	25,000	—	—	334,000
	3/21/19	—	—	—	—	25,000	13.36	134,090

(1)

Non-equity incentive plan awards represents the cash-based annual incentive opportunities under the ICP, The actual amount earned by each NEO for 2019 is included in the 2019 Summary Compensation Table above.

(2)	Stock awards represent the RSU awards under the ELT LTIP. Refer to the CD&A above for more information regarding these awards.
(3)	Option awards represent stock option awards under the ELT LTIP. Refer to the CD&A above for more information regarding these awards.
(4)

Effective January 10, 2020, Mr. Boutte ceased serving as Senior Vice President, Commercial and his employment with the Company ended. No 2019 stock or option awards had vested and were forfeited. See “Potential Payments Upon Termination or Change in Control—Boutte Separation Agreement” below.

Outstanding Equity Awards at 2019 Fiscal Year End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David J. Rintoul	83,334	333,336(2)	$15.00	4/19/2028	21,419(3)	248,889
	—	—	—	—	76,612(4)	890,231
Quinn J. Coburn	—	—	—	—	—	—
Jeremy S. Halford	—	50,000(5)	$11.14	5/1/2029	51,075(4)	593,492
Gina K. Gunning	13,400	53,600(2)	$20.00	7/30/2028	20,430(4)	237,397
	—	20,000(5)	$13.36	3/21/2029	—	—
Brian M. Boutte	19,200	76,800(2)	$15.00	4/19/2028	25,537(4)	296,740
	—	25,000(5)	$13.36	3/21/2029	—	—

(1)	Calculated by multiplying the number of shares covered by the award by $11.62, the closing price of our common stock on the NYSE on December 31, 2019.
(2)	Options generally vest in four remaining equal installments beginning on April 19, 2020 (July 30, 2020 for Ms. Gunning).
(3)

DSUs (including units credited as dividend equivalents) generally vest on April 19, 2021. Vested DSUs will be settled in shares of common stock which will be delivered by the end of the calendar year in which Mr. Rintoul terminates employment with the Company.

(4)

RSUs (including units credited as dividend equivalents) generally vest in five equal annual installments beginning on March 21, 2020 (May 1, 2020 for Mr. Halford). Vested RSUs will be settled in shares of common stock.

(5)	Options generally vest in five equal installments beginning on March 21, 2020 (May 1, 2020 for Mr. Halford).

2019 Nonqualified Deferred Compensation

Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)
David J. Rintoul	—	—	—	—	—
Quinn J. Coburn	—	—	935(1)	—	5,373(2)
Jeremy S. Halford	—	—	—	—	—
Gina K. Gunning	—	—	—	—	—
Brian M. Boutte	—	—	—	—	—

(1)	None of the earnings are included in the Summary Compensation Table.
(2)	No portion of the aggregate balance has been previously reported in the Summary Compensation Table.

Mr. Coburn participates in our non-qualified deferred compensation plan (the “Compensation Deferral Plan”). Under the Compensation Deferral Plan, participants are able to defer up to 85% of their ICP compensation and up to 50% of their base salary.

Deferrals and contributions to our Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the Plan Administrator. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals, as well as the rate of return on the funds selected by the participants for those amounts. Frozen lump sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the frozen lump sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum, although participants may elect to have their accounts payable in annual installments instead.

Potential Payments Upon Termination or Change in Control

We have set forth below information regarding contractual payments that would be made to our continuing NEOs upon the occurrence of certain termination and/or change in control events, along with post-employment restrictive covenant obligations. The table below sets forth the potential estimated payments to our NEOs, other than Mr. Boutte, assuming for this purpose that employment had been terminated and/or a change of control of the Company had occurred in each case on December 31, 2019 and that the price for our common stock was $11.62 based on the closing price of a share of our common stock on December 31, 2019. Effective January 10, 2020, Mr. Boutte ceased serving as Senior Vice President, Commercial and his employment with the Company ended. The actual terms of his separation are summarized below.

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)
David J. Rintoul
Voluntary Resignation	—	—	—
Death and Disability	—	1,350,000(1)	1,350,000
Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause or for Good Reason	—	1,350,000(1)	1,350,000
After a Change In Control without Cause	1,139,122(2)(3)	1,350,000(1)	2,489,122
Change in Control	—(3)	—	—
Quinn J. Coburn
Voluntary Resignation	—	—	—
Death and Disability	—	—	—
Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause or for Good Reason	—	—	—
After a Change In Control without Cause	—	—	—
Change in Control	—	14,356,627(4)	14,356,627
Jeremy S. Halford
Voluntary Resignation	—	—	—
Death and Disability	—	—	—
Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause or for Good Reason	—	450,000(5)	450,000
After a Change In Control without Cause	617,491(6)	450,000(5)	1,067,491
Change in Control	24,000(7)	—	24,000
Gina K. Gunning
Voluntary Resignation	—	—	—
Death and Disability	—	—	—
Retirement	—	—	—
Termination of Employment
With Cause	—	—	—
Without Cause or for Good Reason	—	—	—
After a Change In Control without Cause	237,397(8)(9)	—	237,397
Change in Control	—(9)	—	—

(1)	Payable under the Rintoul Agreement. See “—Rintoul Agreement” below.
(2)	Estimated value of DSUs and RSUs that would vest in full upon a change in control of the Company. See “—Rintoul Equity Awards” below.

(3)

Stock options would vest in full upon a change in control of the Company but no value is reflected in the table as the exercise price of such options exceeds the closing price of a share of common stock on December 31, 2019. See “—Rintoul Equity Awards” below.

(4)

Payable in full under the LTIP upon a change in control of the Company based solely upon the excess of the Sales Proceeds received to date by Brookfield Capital IV over the Threshold Value. See “—Coburn LTIP” below.

(5)	Payable under the terms of Mr. Halford’s employment. See “—Halford Severance Arrangement” below.
(6)	Includes the estimated value of RSUs and stock options that would vest in full upon a change in control of the Company. See “—ELT LTIP Awards” below.
(7)	Estimated value of stock options that would vest in full upon a change in control of the Company. See “—ELT LTIP Awards” below.
(8)	Estimated value of RSUs that would vest in full upon a change in control of the Company. See “—ELT LTIP Awards” below.
(9)

Stock options would vest in full upon a change in control of the Company but no value is reflected in the table as the exercise price of such options exceeds the closing price of a share of common stock on December 31, 2019. See “—Gunning Equity Awards” below.

Rintoul Agreement

Mr. Rintoul and the Company entered into an employment agreement in connection with his employment as President and CEO in March 2018 (as modified, the “Rintoul Agreement”). The Rintoul Agreement provides that in the event that Mr. Rintoul’s employment is terminated by Mr. Rintoul for Good Reason (as defined therein the Rintoul Agreement) or by the Company for a reason other than Cause (as defined in the Rintoul Agreement) or death or disability, the Company will pay Mr. Rintoul his base salary for one year plus annual incentive, subject to his execution of a release agreement. The Company agreed to reimburse Mr. Rintoul for reasonable expenses relating to his relocation, as well as up to $250,000 for losses associated with the sale of his home; provided that if Mr. Rintoul resigns from employment without Good Reason or is terminated for Cause (each as defined in the Rintoul Agreement) at any point prior to March 1, 2021, he will reimburse any such amounts previously received. The Rintoul Agreement also provides that Mr. Rintoul is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Rintoul Equity Awards

Mr. Rintoul’s DSU agreement provides that in the event that his employment is terminated by the Company without Cause within the two year period following the consummation of a Change in Control, any then-outstanding unvested DSUs shall immediately vest in full as of the date of such termination. For purposes of this agreement, a “Change in Control” shall occur upon (1) Brookfield and its affiliates ceasing to own stock of GrafTech that constitutes at least 35% of the total fair market value or total voting power of the stock of GrafTech or (2) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A) other than GrafTech, Brookfield and its affiliates or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of GrafTech and “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination: (i) a failure of Mr. Rintoul to reasonably and substantially perform his duties to the Company (other than as a result of physical or mental illness or injury); (ii) his willful misconduct or gross negligence; (iii) his breach of the his fiduciary duty or duty of loyalty to the Company; (iv) his commission by of any felony or other serious crime; or (v) his breach of the terms of any agreement with the Company or any Company policies.

Upon the consummation of a Change in Control, any then-outstanding unvested portion of Mr. Rintoul’s options shall immediately vest in full as of the date of such Change in Control. Subject to his continued employment through the third anniversary of the grant date, Mr. Rintoul and the Board may, by mutual agreement, provided that any then-outstanding unvested portion of the options shall vest in full in the event of early retirement, subject to a fully executed succession plan.

Coburn LTIP

Mr. Coburn is the only NEO who participates in the LTIP. Under the LTIP, in 2015, Mr. Coburn was awarded profits units which generally vest in equal increments over a five-year period beginning on the first anniversary of the grant date and subject to continued employment with the Company through each vesting date. Any unvested profit units that have not been previously forfeited will accelerate and become fully vested upon a Change in Control (as defined in the LTIP and described below). Profit units will generally be settled in a lump sum payment within 30 days following a Change in Control based on the Sales Proceeds (as defined in the LTIP and described below) received by Brookfield Capital Partners IV, L.P. (together with its affiliates, “Brookfield Capital IV”) in connection with the Change in Control. The LTIP defines “Change in Control” as any transaction or series of transactions (including, without limitation, the consummation of a combination, share purchases, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise) pursuant to which (1) a Person not affiliated with Brookfield Capital IV acquires securities representing more than 70% of the combined voting power of the outstanding voting securities of the Company or the entity surviving or resulting from such transaction, (2) following a public offering of the Company’s stock, Brookfield Capital IV has ceased to have a beneficial ownership interest in at least 30% of the Company’s outstanding voting securities (effective on the first of such date), or (3) the Company sells all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. It is intended that the occurrence of a Change in Control in which Sales Proceeds exceed the Threshold Value would constitute a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. The LTIP defines “Threshold Value” as of any date of determination, an amount equal to $855,000,000, (which represents the amount of the total invested capital of Brookfield Capital IV as of August 17, 2015), plus the dollar value of any cash or other consideration contributed to or invested in the Company by Brookfield Capital IV after August 17, 2015. The Threshold Value shall be determined by the Board in its sole discretion. The LTIP defines “Sales Proceeds” as, as of any date of determination, the sum of all proceeds actually received by Brookfield Capital IV, net of all Sales Costs (as defined below), (1) as consideration (whether cash or equity) upon the Change in Control and (2) as distributions, dividends, repurchases, redemptions or otherwise as a holder of such equity interests in the Company. Proceeds that are not paid upon or prior to or in connection with the Change in Control, including earn-outs, escrows and other contingent or deferred consideration shall become “Sale Proceeds” only as and when such proceeds are received by Brookfield Capital IV. “Sales Costs” means any costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by Brookfield Capital IV in connection with, arising out of or relating to a Change in Control, as determined by the Board in its sole discretion.

Assuming a Change in Control had occurred for purposes of the LTIP on December 31, 2019, Mr. Coburn would have received approximately $14.4 million, based solely upon the excess of the Sales Proceeds received to date by Brookfield Capital IV over the Threshold Value.

Coburn Restrictive Covenants

In 2014, the Company granted Mr. Coburn certain equity awards memorialized by Equity Incentive Plan Award Agreements (the “Award Agreements”) which were cancelled at the time of Brookfield’s acquisition of GrafTech in 2015. Pursuant to the Award Agreements, Mr. Coburn is subject to non-competition and non-solicitation covenants that continue for a period of two years following his voluntary termination of employment with the Company or certain events of involuntary termination of employment. The non-competition covenant provides that he will not, without the Company’s prior written consent, engage in (1) the business of manufacturing, distributing, selling or providing needle coke and/or carbon or graphite products, services, material or equipment of the kind or type which are the same as or similar to those manufactured, distributed, sold or provided by GrafTech as of the date of termination or at any time while he was an employee of GrafTech, or (2) any other business in which GrafTech directly or indirectly engaged as of the date of termination or at any time while he was an employee of GrafTech. The non-competition covenant applies in any state, country, possession, or territory in which GrafTech directly or indirectly has offices, operations, customers or otherwise conducts business or planned to conduct business during his employment.

Halford Severance Arrangement

Under the terms of his employment, in the event that the Mr. Halford is terminated by the Company for a reason other than for “Cause” (as defined in his offer letter) or death or disability, the Company will pay Mr. Halford his base salary for one year, subject to his execution of a release agreement. The terms of employment further provide that Mr. Halford is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

ELT LTIP Awards

Messrs. Rintoul and Halford and Ms. Gunning hold RSU awards granted under the ELT LTIP. Mr. Halford and Ms. Gunning also hold stock option awards granted under the ELT LTIP. Both the RSU and stock option awards granted under the ELT LTIP provide that any unvested and outstanding amounts will vest in full as of the date of a change in control, including in the event the participant’s employment is terminated on the date of the change in control. For purposes of both the RSU and stock option award agreements under the ELT LTIP, a “Change in Control” shall occur upon (1) Brookfield and its affiliates ceasing to own stock of GrafTech that constitutes at least 30% of the total fair market value or total voting power of the stock of GrafTech or (2) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A) other than GrafTech, Brookfield and its affiliates or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes 100% of the total fair market value or total voting power of the stock of GrafTech.

Gunning Equity Awards

Ms. Gunning holds options granted under the Equity Plan in 2018. Upon the consummation of a Change in Control, any then-outstanding unvested portion of Ms. Gunning’s options shall immediately vest in full as of the date of such Change in Control. For purposes of the stock option award agreements under the Equity Plan, a “Change in Control” shall occur upon (1) Brookfield and its affiliates ceasing to own stock of GrafTech that constitutes at least 35% of the total fair market value or total voting power of the stock of GrafTech or (2) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A) other than GrafTech, Brookfield and its affiliates or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of GrafTech.

Boutte Separation Agreement

Effective January 10, 2020, Mr. Boutte ceased serving as Senior Vice President, Commercial and his employment with the Company ended. In connection with his separation and consistent with the terms of his employment, Mr. Boutte will receive his $370,800 base salary for a year following separation, and Mr. Boutte remained eligible for his ICP short term incentive payment for fiscal year 2019 set forth in the Summary Compensation Table above, as well as the applicable compensation related to his international assignment to Switzerland. In connection with his release agreement, Mr. Boutte also received a negotiated lump sum payment of approximately $60,000 and agreed to standard non-solicitation and non-disparagement clauses. All unvested, outstanding equity awards were forfeited as a result of Mr. Boutte’s separation.

CEO Pay Ratio

For 2019, the ratio of the annual total compensation of Mr. Rintoul, our President and CEO (“CEO Compensation”), to the annual total compensation of our Median Employee (as defined below) was 66 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2019 (the “Determination Date”).

For purposes of this pay ratio disclosure, CEO Compensation was $2,361,058 as set forth in the Summary Compensation Table above and the total annual compensation of our Median Employee was $35,981, which was calculated by totaling, for our Median Employee, all applicable elements of compensation for the 2019 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the employee with annual total compensation at the median of all of our employees (the “Median Employee”), we measured the gross taxable income in each applicable jurisdiction for the 12-month period ended of December 31, 2019 for 1,335 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date (other than our CEO). This number does not include any independent contractors, or leased workers, as permitted by the applicable SEC rules. This number includes also does not exclude any non-U.S. employees. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2019. In determining the Median Employee, we annualized the gross taxable income for such individuals based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation programs.

Questions & Answers

Q.	Why did I receive these proxy materials?

A.

You received these materials because you were a stockholder as of March 20, 2020, the record date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting, which will be held on May 14, 2020.

Q.	When and where is the Annual Meeting being held?

A.

The Annual Meeting will be held on May 14, 2020 at 8:00 a.m. Eastern time. Our 2020 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast.

Q.	How do I register to attend the virtual Annual Meeting?

A.

You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.

The online meeting will begin promptly at 8 a.m. Eastern time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting www.meetingcenter.io/251437731. The password for the meeting is EAF2020.

Please follow the registration instructions as outlined below.

If your shares are registered in your name (i.e., you hold your shares registered in your name through the Company’s transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received with this proxy statement to attend the Annual Meeting.

If your shares are held in the name of your broker or bank, you must register in advance to attend the Annual Meeting virtually on the Internet. To register in advance to attend the Annual Meeting virtually on the Internet, you must submit a legal proxy that reflects proof of your proxy power. The legal proxy will show your GrafTech International Ltd. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern time on May 11, 2020. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of GrafTech’s Common Stock at the close of business on March 20, 2020, the record date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:

Each share of Common Stock is entitled to one vote with respect to each of the matters submitted for vote. On March 20, 2020, there were 267,156,734 shares of Common Stock outstanding and entitled to vote.

QUESTIONS & ANSWERS

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence, in person or by proxy, at the commencement of the Annual Meeting, of the holders of a majority of the shares of Common Stock issued and outstanding on March 20, 2020 constitutes a quorum for the transaction of business at the meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (“broker non-votes”) as present for purposes of determining the presence or absence of a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our Bylaws.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•	Proposal 1—To elect three directors for a three-year term or until their successors are elected and qualified;

•	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020;

•	Proposal 3—To approve, on an advisory basis, our named executive officer compensation; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

To be elected, a director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes (abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results). Each of Proposals 2 and 3 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon—i.e., the number of “for” votes must exceed the combined total of “against” votes and abstentions (broker non-votes will have no effect on the outcome of Proposal 3 and broker non-votes are not expected for Proposal 2 since NYSE rules permit brokers to vote uninstructed shares at their discretion on Proposal 2).

Although the advisory vote on named executive officer compensation is non-binding, our G&C Committee expects to consider and take into account the voting results when making future determinations.

Q.	Are there other items to be voted on at the Annual Meeting?

A.

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1 and 3 because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

QUESTIONS & ANSWERS

•	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposal 1, Proposal 2 and Proposal 3, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction form.

•	By Telephone. You may submit your vote by telephone by following the instructions on the proxy card or voting instruction form if you received such materials by mail.

•

By Mail. You may submit your proxy by completing, signing and dating your proxy card or voting instruction form and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

Online, during the virtual Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote online during the virtual Annual Meeting by following the instructions on the proxy card that you received. If you are a beneficial owner but not the stockholder of record, you may vote in person at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable. Beneficial owners should refer to “How do I register to attend the virtual Annual Meeting?” above for information on how to register to attend the Annual Meeting in order to vote your shares at the Annual Meeting.

Properly completed and submitted proxy cards and voting instruction forms, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote at any time until 1:00 a.m. on May 14, 2020, or by voting online during the virtual Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Corporate Secretary, at our principal executive offices: 982 Keynote Circle, Brooklyn Heights, OH 44131;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•

if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the virtual Annual Meeting and vote online during the virtual Annual Meeting.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction form or, if submitted over the Internet, as indicated on the submission.

Q.	Where can I find the voting results after the Annual Meeting?

A.

We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q.	Who bears the cost of this proxy solicitation?

A.

GrafTech bears all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about GrafTech that you should consider before voting.

Additional Information

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) by no later than December 4, 2020 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2021 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Corporate Secretary must receive the proposal or nomination between January 14, 2021 and the close of business on February 13, 2021, which are 120 days and 90 days, respectively, before the one-year anniversary of the 2020 Annual Meeting.

If the date of the 2021 Annual Meeting has been changed more than 30 days from the date of the 2020 Annual Meeting, the Corporate Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2021 Annual Meeting and by the later of the close of business of (1) the 90th day before the 2021 Annual Meeting; or (2) the tenth day following the day on which the date of the 2021 Annual Meeting is first disclosed publicly by the Company. In addition, any proposals must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2021 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice in accordance with the procedures and deadlines set forth in our By-Laws. Please address such correspondence to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Corporate Secretary.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019—as filed with the SEC, excluding exhibits—please write to us at the following address: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations. You can also view the Form 10-K by visiting the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Appendix A: Non-GAAP Financial Measures

We have provided certain financial measures that are not in accordance with GAAP. EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP financial measures. We define EBITDA from continuing operations, a non-GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, discontinued operations and depreciation and amortization from continuing operations. We define adjusted EBITDA from continuing operations as EBITDA from continuing operations plus any pension and OPEB plan expenses, initial and follow-on public offering and related expenses, acquisition and proxy contest costs, non-cash gains or losses from foreign currency remeasurement of non-operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement expense, stock-based compensation and non-cash fixed asset write-offs. Adjusted EBITDA from continuing operations is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance.

We monitor adjusted EBITDA from continuing operations as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA from continuing operations and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities. We also monitor the ratio of total debt to adjusted EBITDA from continuing operations, because we believe it is a useful and widely used way to assess our leverage.

Our use of adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•

adjusted EBITDA from continuing operations does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA from continuing operations does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA from continuing operations does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA from continuing operations does not reflect expenses relating to our pension and OPEB plans;

•

adjusted EBITDA from continuing operations does not reflect the non-cash gains or losses from foreign currency remeasurement of non-operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA from continuing operations does not reflect initial and follow-on public offering and related expenses;

•	adjusted EBITDA from continuing operations does not reflect related party Tax Receivable Agreement expense;

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•	adjusted EBITDA from continuing operations does not reflect stock-based compensation or the non-cash write-off of fixed assets; and

•

other companies, including companies in our industry, may calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations differently, which reduces its usefulness as a comparative measure.

In evaluating EBITDA from continuing operations and adjusted EBITDA from continuing operations, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA from continuing operations and adjusted EBITDA from continuing operations should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA from continuing operations and adjusted EBITDA from continuing operations alongside other financial performance measures, including our net income (loss) and other GAAP measures.

The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

For the year ended December 31,
(in thousands)	2019
Net income	$744,602
Add:
Discontinued operations	—
Depreciation and amortization	61,819
Interest expense	127,331
Interest income	(4,709)
Income taxes	98,225

EBITDA from continuing operations	1,027,268
Adjustments:
Pension and OPEB plan expenses(1)	6,727
Initial and follow-on public offering and related expenses(2)	2,056
Non-cash loss on foreign currency remeasurement(3)	1,784
Stock-based compensation(4)	2,143
Non-cash fixed asset write-off(5)	4,888
Related party Tax Receivable Agreement expense(6)	3,393

Adjusted EBITDA from continuing operations	$1,048,259

(1)	Service and interest cost of our OPEB plans. Also includes a mark to market loss (gain) for plan assets as of December of each year.
(2)	Legal, accounting, printing and registration fees associated with the initial and follow-on public offering and related expenses.
(3)	Non-cash loss from foreign currency remeasurement of non-operating liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.

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MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MMMMMMMMM MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Online , Go to www.investorvote.com/EAF or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/EAF 2020 Annual Meeting of Stockholders Proxy Card 123456789012345 o IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. o Proposals -The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3. A 1. Elect three directors for a three-year term or until their successors are elected and qualified: + For Against Abstain For Against Abstain For Against Abstain 01 -Brian L. Acton 02 -David Gregory 03 -David J. Rintoul For Against Abstain For Against Abstain 2. Ratify the selection of Deloitte & Touche LLP as our 3. Approve, on an advisory basis, our named executive independent registered public accounting firm for 2020 officer compensation Authorized Signatures -This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 456962 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 037TOC

GrafTech International Ltd. 2020 Annual Meeting of Stockholders May 14, 2020, 8:00 am ET The 2020 Annual Meeting of Stockholders of GrafTech International Ltd. will be held virtually via the Internet at www.meetingcenter.io/251437731 on Thursday, May 14, 2020 at 8:00 am Eastern time. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is - EAF2020. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/EAF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/EAF o IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. o GrafTech International Ltd. + Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting of Stockholders on May 14, 2020 The undersigned appoints David J. Rintoul, Quinn J. Coburn and Gina K. Gunning, or any of them, as proxies, each with the full power of substitution, and authorizes them to represent and vote the common shares of GrafTech International Ltd. of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders to be held on May 14, 2020, or at any postponement or adjournment thereof. When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the above named proxies will vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-VotingItemsC Change of Address - Please print new address below. Comments - Please print your comments below. +